NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 03, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 20, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Cohen & Steers Global Income Builder, Inc. and Cohen & Steers Infrastructure Fund, Inc. became effective after the market closed on December 20, 2019. Each share of Common Stock of Cohen & Steers Global Income Builder, Inc. was converted into new Common Shares of Cohen & Steers Infrastructure Fund, Inc. with an equal aggregate net asset value. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 23, 2019.